UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number   001-13125
                                                          ----------------------

                           Extended Stay America, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            100 Dunbar Street, Spartanburg, SC 29306 (864) 573-1600
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock , $.01 par value
                    9.15% Senior Subordinated Notes due 2008
                    9 7/8% Senior Subordinated Notes due 2011
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|              Rule 12h-3(b)(1)(i)         |X|
Rule 12g-4(a)(1)(ii)       |_|              Rule 12h-3(b)(1)(ii)        |_|
Rule 12g-4(a)(2)(i)        |_|              Rule 12h-3(b)(2)(i)         |_|
Rule l2g-4(a)(2)(ii)       |_|              Rule 12h-3(b)(2)(ii)        |_|
                                            Rule 15d-6                  |_|


                                                        Common Stock:  1
                                                        2008 Notes:   21
Approximate number of holders of record as of the       2011 Notes:    7
certification or notice date:                       -----------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 11, 2004                By: /s/James A. Ovenden
                                       ---------------------
                                       James A. Ovenden
                                       Chief Financial Officer